Exhibit 99.13

March 20, 2026

Hudson Acquisition I Corp.

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated October 16, 2024, to the Board of Directors of Hudson Acquisition I Corp. (“HUDA”), and to the references to such opinion in, the proxy statement/prospectus relating to the proposed transaction involving HUDA, Aiways Automobile Europe GmbH (“AE”), which proxy statement/prospectus forms a part of the registration statement on Form F-4.

Very truly yours,

/s/ King Kee Appraisal and Advisory Limited

King Kee Appraisal and Advisory Limited